Exhibit 4.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of December 31, 2014, by and between TITAN EL TORO LLC, a Delaware limited liability company (“Titan”); and FIRSTCNG LLC, a Delaware limited liability company (“First”) (Titan and First shall be collectively referred to herein as the “Borrower”), and TRADITION CAPITAL BANK, a Minnesota banking corporation (“Lender”).

RECITALS

A.       The Borrower has requested from the Lender an extension of credit in the form of a term loan in the amount of $1,300,000.00 (the “Loan”), the proceeds of which are to be used by Borrower to acquire, construct, improve and equip a distribution and retail compressed natural gas vehicle fueling station facility to be located on that certain real property located at 24201 El Toro Road, in the City of Lake Forest (“City”), Orange County, California (the “Project”).

B.       The Lender is willing to agree to provide the Loan to the Borrower on the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Documents Delivered by Borrower. To induce the Lender to commit to make the requested Loan, and as a condition to the advance of the Loan to the Borrower, the Borrower shall, on the date hereof, deliver or cause to be delivered to Lender the following, all of which shall be in form and substance acceptable to the Lender (collectively, the “Loan Documents”):

1.1	Note. The Note of even date herewith, given by Borrower in favor of Lender in the original principal amount of $1,300,000,00, payable to the Lender (“Note”);

1.2	Deed of Trust. A First Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed and delivered by the Borrower to and in favor of the Lender (“Deed of Trust”), whereby Borrower grants to Lender a valid first lien on the leasehold interest in the real estate located at 24201 El Toro Road, Lake Forest, California and more fully legally described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

1.3	Indemnification Agreement. An Indemnification Agreement — Environmental — ADA executed and delivered by Borrower and the Guarantors (as hereinafter defined), except Jamie Honour, to and in favor of Lender (“Indemnification Agreement”), whereby Borrower and Guarantors indemnify and hold Lender harmless from any loss or damage resulting from the discovery of any “Hazardous Substance” or violation of any violation “Environmental Regulation” or “Accessibility Regulation” (as those terms are defined in the Indemnification Agreement) related to the Property.

1.4	Guaranty. A guaranty (each, a “Guaranty” and collectively, the “Guaranties”) of Borrower’s obligations hereunder in favor of Lender executed and delivered by Kirk S. Honour (“Kirk Honour”), Scott M. Honour (“Scott Honour”), Jamie A. Honour a/k/a Jamie A. Parsley-Honour (“Jamie Honour”), James G. Jackson (“James Jackson”), John H. Honour and Alpeter Family Limited Partnership, a Minnesota limited partnership (“Corporate Guarantor”) (the foregoing each, a “Guarantor” and collectively, the “Guarantors”), guarantying the Loan as more fully set forth in each respective Guaranty.

1.5	Mortgage. A Second Mortgage given by Scott Honour and Jamie Honour in favor of Lender in the amount of $650,000.00 to provide collateral for their Guaranties consisting of the real estate located at 1720 Bohns Point Road, Orono, Minnesota 55391 (the “MN Property”).

1.6	Request for Notice. A Request for Notice executed by Lender with respect to the MN Property requesting notice of any foreclosure by a senior lender of the MN Property.

1.7	Security Agreement. A Security Agreement of Borrower, as debtor, to and in favor of Lender, as secured party, whereby Borrower grants to Lender a security interest in all personal property, which shall include, but not be limited to equipment, inventory, right to payment of money and intangibles in connection with the operation of the Property (“Security Agreement”).

1.8	Financing Statement. UCC-1 Financing Statement authorized and delivered by the Borrower perfecting the security interest in the collateral set forth in Section 1.7 herein for filing in such offices as the Lender may deem necessary or desirable (“Financing Statement”).

1.9	Certificate and Resolution of Titan. A Certificate of Incumbency and Resolution executed by Titan wherein are attached copies of Titan’s organizational documents and resolution authorizing the borrowing of the Loan and execution and delivery of the Loan Documents.

1.10	Certificate and Resolution of First. A Certificate of Incumbency and Resolution executed by First wherein are attached copies of First’s organizational documents and resolution authorizing the borrowing of the Loan and execution and delivery of the Loan Documents.

1.11	Resolution of Corporate Guarantor. A Resolution executed by Corporate Guarantor authorizing the guarantying of the Loan and execution and delivery of the Loan Documents to which it is a party.

1.12	Affidavit Regarding Borrower. An Affidavit of Borrower setting forth certain facts pertaining to Borrower and the Property.

1.13	Affidavit Regarding MN Property. An Affidavit of Scott Honour and Jamie Honour setting forth certain facts pertaining to the MN Property.

1.14	Collateral Assignment of Life Insurance Proceeds. A Collateral Assignment of Life Insurance Proceeds executed by Kirk Honour assigning a life insurance policy with Principal Life Insurance Company in the amount of $500,000.00, along with a consent signed by the insurer.

1.15	Financial Statements. Current financial statements of Borrower and Guarantor prepared in a form and in a manner acceptable to the Lender.

1.16	Searches. Complete five part searches (UCC, state and federal tax liens, judgments, bankruptcies and pending litigation) on the Borrower and each Guarantor from such offices as the Lender may request which confirm that there are no interests which would be prior to the Lender’s interest.

1.17	Tri-Party Agreement. A Tri-Party Agreement between Borrower, Lender and Sherman L. Pickrell, as Trustee of the Grace Whisler Revocable Trust dated May 22, 1992 and Whisler Holdings LLC, a California limited liability company (“Landlord”), all with respect to that certain Standard Industrial/Commercial Single-Tenant Lease-Net dated February 24, 2014, as amended (“Lease”), with respect to the lease of the Property.

1.18	Title Insurance Policy. A 2006 loon title policy (“Title Policy”) from First American Title Insurance Company (“Title Company”) issued to lender in the amount of $1,300,000.00 with respect to the Deed of Trust and insuring that the Deed of Trust is a valid first lien on the leasehold interest in the Property to the extent it purports to be free and clear of mechanic’s liens, materialmen’s liens, taxes, easements, or claims of easement not shown in the public records, special assessments, rights of parties in possession and matters of survey and subject only to exceptions specifically approved in writing by Lender.

1.19	Title Insurance Policy. A 2006 loan title policy from Custom Home Builders Title, LLC issued to Lender in the amount of $650,000.00 with respect to the Mortgage and insuring that the Mortgage is a valid second lien on the fee simple interest in the Property to the extent it purports to be free and clear of mechanic’s liens, materialmen’s liens, taxes, easements, or claims of easement not shown in the public records, special assessments, rights of parties in possession and matters of survey and subject only to exception’s specifically approved in writing by Lender.

1.20	Insurance. Certificates or policies of insurance required by Lender under the terms hereof or the Deed of Trust, to be maintained by Borrower, or of the Mortgage, to be maintained by Scott Honour and Jamie Honour.

1.21	Survey. An ALTA/ACSM Land Title Survey prepared and certified by a surveyor licensed in the State of California delivered by Borrower to Lender of the Property containing such matters as required by Lender.

1.22	Appraisals. A current appraisal of the Property, prepared by an appraiser acceptable to Lender, establishing the value of the Property of an amount so that the amount of the Loan is no more than 80% of the appraised value of the Property. A current appraisal of the MN Property, prepared by an appraiser acceptable to Lender, establishing the value of the MN Property of an amount so that the amount of the Loan and the first existing lien of record is no more than 100% of the appraised value of the MN Property.

1.23	Environmental Assessment. An Environmental Assessment for the Property conducted by a consultant acceptable to Lender and which discloses no existing or potential hazardous waste or environmental concerns with respect to the Property.

1.24	SBA Documents. Certain additional documents required by the U.S. Small Business Administration (“SBA”), including, but not limited to, SBA Form 1050 Settlement Sheet, SBA Form 159 (7(a)) Compensation Agreement, SBA Form 722 Equal Opportunity Poster, SBA Form 601 Agreement of Compliance, SBA Form 155 Standby Creditor’s Agreement, and SBA Form 1846 Statement Regarding Lobbying.

1.25	Grant Approvals. Evidence that Borrower has received grant approval in the amount of $450,000.00 and approval of the Project by the City, both as reasonable acceptable to Lender and SBA.

1.26	Lease. Deliver to Lender a copy of the Lease, with such amendments thereto as reasonably required by Lender.

1.27	Subordination. A subordination pertaining to mezzanine debt, whereby such debt is subordinated to the Loan, as more fully described therein.

2.       Commitment of Lender.

2.1	Loan Advance. So long as there exists no Event of Default hereunder and no event has occurred which would be an Event of Default with the giving of notice or lapse of time or both, and subject to all other terms and conditions hereof, and subject to SBA approval of the Loan and issuance of the SBA Guarantee, the Lender shall lend to the Borrower and Borrower may borrow from the Lender the Loan not to exceed 80% of the appraised value of the Property with a maximum amount of $1,300,000.00, the proceeds of which will be used for the Project as follows: a) $437,000.00 to construct the building on the Property, b) $412,000.00 to purchase equipment, c) $17,000.00 to purchase fixtures, d) $394,000.00 for Borrower to repay Lender under an existing loan, e) $5,875.00 for working capital and f) $34,125.00 for the SBA guarantee fee (“Guarantee Fee”).

2.2	Fees.

(a)       Origination Fee. On the date hereof, Borrower shall pay the Lender an origination fee equal to $2,500.00.

(b)       Late Fees. Borrower agrees to pay a late payment service charge in an amount equal to five percent (5.0%) of any installment of principal or interest, including the balloon payment, not received by the Lender within ten (10) days after the date due.

(c)       Guarantee Fee. On the date hereof, Borrower agrees to pay the $34,125.00 Guarantee Fee to the SBA.

2.3	Interest and Payments. Monthly payments and interest shall be in conformance with the provisions of the Note.

2.4	Maturity. All unpaid principal of the Note and all interest accrued thereon shall be due and payable on February 28, 2024 (the “Maturity Date”).

2.5	Computations. Interest on the Note and any other compensation payable to Lender thereunder shall be computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

2.6	Construction Provisions. Borrower shall construct the Project in accordance with the following:

(a)       In the construction of a new building or an addition to an existing building for the Project, the construction must conform with the “National Earthquake Hazards Reduction Program Recommended Provisions for the Development of Seismic Regulations for New Buildings” (NEHRP), or a building code that SBA has identified as having substantially equivalent provisions. Borrower shall provide Lender with evidence of compliance with these requirements, in form acceptable to Lender.

(b)       Lender may charge Borrower a one-time fee not to exceed 2% of the portion of the Loan designated for construction. The actual fee must not exceed the cost of the extra service.

(c)       Prior to closing, if an “as completed” appraisal was obtained prior to construction, Borrower must obtain a statement from the appraiser after construction is completed that the building was built with only minor deviations (if any) from the plans and specifications upon which the original estimate of value was based.

(d)       Prior to the commencement of any construction, Borrower must provide Lender with:

(1)	Bonds — Evidence that the contractor has furnished a 100% performance bond and labor and materials payment bond. Only a corporate surety approved by the Treasury Department using an American Institute of Architect’s form or comparable coverage may issue these bonds. Only Borrower may be named as obligee on the bonds.

(2)	Insurance — Evidence that contractor carries appropriate Builder’s Risk and Worker’s Compensation Insurance, as determined by Lender.

(3)	Injection — Evidence that Borrower has injected funds into the Project in the amount no less than $736,000.00.

(4)	Plans and Specifications — Provide final plans and specifications for Lender review and approval.

(5)	Construction Contract — One (1) copy of a construction contract with a contractor reasonably acceptable to Lender at a specified price not to exceed $570,000.00. The contract must include an agreement that Borrower will not order or permit any material changes in the approved plans and specifications without prior written consent of Lender and the surety providing the required bonds.

(e)       Borrower must also:

(1)	Cost Overrunds — Provide Lender with evidence of Borrower’s ability to pay cost overrunds or additional construction financing expenses prior to approving any contract modification.

(2)	Inspection — In addition to the inspection requirements contained in Section 2.7, allow Lender to make interim and final inspections to determine that construction conforms to the plans and specifications.

(3)	Codes and Permits — Provide Lender with evidence that the Project, when completed, will comply with all state and local building and zoning codes, and applicable licensing and permit requirements.

(4)	Compliance Form — Provide Lender with SBA Form 601, Applicant’s Agreement of Compliance.

(5)	Lien Waivers — In addition to the lien waiver requirements contained in Section 2.7, provide Lender with lien waivers or releases from all materialmen, contractors, and subcontractors involved in the construction.

(6)	Construction Safeguards — Take all normal other construction loan safeguards appropriate for the Loan, as determined by Lender.

2.7	Advances. In addition to the provisions contained in this Section 2, all advances of the Loan shall be made in accordance with and Borrower shall provide to Lender the following:

(a)       Advance Documentation. At such time Borrower desires to use proceeds from the Loan to pay for the Project, Borrower shall provide Lender sufficient and reasonable documentation setting forth evidence to support the amount to be paid for the Project.

(b)       Project Budget. Borrower shall provide Lender a budget for all improvements at the Property for the Project (each, a “Project Budget” and collectively, the “Project Budgets”), which shall contain additional columns to list each of the following: i) the change, if any, in the line item from the original such Project Budget; ii) the amount of the current draw for each line item; iii) the amount drawn to date, including the current draw request, for each line item; and iv) the amount remaining to be drawn for each line item.

(c)       Borrowing Procedure for Advances. Provided there is not an Event of Default, Borrower may request cash advances at any time and from time to time up to the aggregate amount of the Loan by submitting to the Lender at least five (5) business days (as determined in the State of Minnesota) before the date of any requested advance all of the items requested in Section 2.7 herein along with a written request for advance delivered to the Lender specifying the use to which the proceeds of such advance will be put and certifying that such amounts are currently payable (excluding retainage, if any) for the Project.

Within five (5) business days from receipt of such request along with all the documentation required in the preceding paragraph, the Lender shall advance to the Title Company amounts certified by the Borrower to be currently payable, provided that the Lender shall have the right, at its option, to refuse to make advances should there exist and be continuing an uncured Event of Default.

(d)       Advances. All requests for an advance shall be supported by a written certification(s) from Borrower that, based upon a visual physical inspection of the Project at the Property, the work to be paid for with the proceeds of the requested advance has been completed in a good and workmanlike manner and the costs to be paid for with such proceeds have been actually incurred by the Borrower.

(e)       Disbursement of Loan Proceeds. The Title Company shall disburse at its discretion either directly to the contractors to be paid or directly to Borrower funds advanced to it in accordance with this Agreement. In the event the Title Company shall fail to disburse any advance within one (1) business day after the date of receipt of such advance from the Lender, the Title Company shall return said advance to the Lender, and interest on such advance shall abate from and after the date of such return. Any amounts advanced to the Title Company and returned by the Title Company to the Lender shall not be deemed to have been advanced against the Note.

(f)       No Change in Title. The Title Company shall not disburse any funds hereunder if there have been any changes in the status of title as set forth in the Title Policy which have not been (i) consented to in writing by Lender, such consent not to be unreasonably withheld, conditioned or delayed, or (ii) with respect to any lien, charge or other encumbrance, discharged by bonding or otherwise. Title Company shall in any event promptly notify Lender of any change in the status of title to the Property. After prior written notice to Lender, Borrower may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any lien, tax or assessment, or any lien of any laborer, mechanic, materialman, supplier or vendor, or the application to Borrower or the Property of any law or the validity thereof, the assertion or imposition of which, of the failure to pay when due, would constitute an Event of Default.

(g)       Forms. The form of request for advance, mechanic’s lien waivers, certificates and any and all other instruments or documents required to be delivered in connection with an advance hereunder shall be in form and substance reasonably satisfactory to Lender and the Title Company.

(h)       Conditions Precedent to All Advances. The obligation of the Lender to make any advances against the Note shall be subject to the further conditions precedent that on the date of such advance the following statements shall be true in all material respects (the receipt by the Borrower of the proceeds of such advance shall be deemed to constitute a representation or warranty by the Borrower that such statements are true in all material respects):

i.	The representations and warranties contained in Section 3 hereof are correct on and as of the date of such advance as though made on or as of such date; and

ii.	No Event of Default, as hereinafter defined, is continuing, or would result from such advance and no event has occurred which with the giving of notice or passage of time or both would mature into an Event of Default hereunder.

3.       Representations and Warranties. The Borrower represents, warrants and certifies to Lender that:

3.1	Organization, Qualification and Authorization of Titan. Titan is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in Delaware and California.

3.2	Organization, Qualification and Authorization of First. First is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in Delaware and California.

3.3	Organization, Qualification and Authorization of Corporate Guarantor. Corporate Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Minnesota; has the power arid authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in Minnesota.

3.4	Validity of Obligations. Borrower has full power, right and authority to execute and deliver this Agreement, the Note and all other documents and agreements required to be delivered by it hereunder, as applicable to obtain the credit herein provided for, and to perform and observe each and all of the matters and things provided for in the Loan Documents. The execution and delivery of the Loan Documents and the performance or observance of the terms thereof have been duly authorized by all necessary company action and do not contravene or violate any provision of law or any provision of the Borrower’s organizational documents or any covenant, indenture or agreement of or binding upon Borrower nor require the consent or approval of any governmental entity or agency.

3.5	Title to Assets. The Borrower has good and marketable title to all of its property and assets reflected in its most recent balance sheet delivered to the Lender, subject to the encumbrances as therein detailed, and subject to such easements, restrictions, encroachments and other encumbrances to which such assets are customarily subject or which have no material adverse effect on the value or development thereof.

3.6	Litigation. No actions, suits or proceedings are pending or, to Borrower’s knowledge, threatened, against or affecting it or them before any court, governmental or administrative body or agency which might result in any material adverse change in the operations, business property, assets or condition (financial or otherwise) of Borrower or which would question the validity of this Agreement or of any action taken or to be taken by the Borrower pursuant to or in connection with this Agreement.

3.7	Use of Proceeds. The Borrower shall use the Note proceeds for the Project.

3.8	No Events of Default. No Event of Default (as hereinafter defined) has occurred and is continuing as of the date hereof and no event has occurred and is continuing which would be an Event of Default hereunder.

3.9	Financial Condition. The financial statements of the Borrower and each Guarantor heretofore furnished to the Lender, if any, are complete and correct in all material aspects and fairly present the respective financial condition of the Borrower and each Guarantor at the date of such statements, and have been prepared in accordance with generally accepted accounting principles, consistently applied. Since the most recent set of financial statements delivered by the Borrower and each Guarantor to the Lender, if any, there has been no Material Adverse Change in the financial condition of the Borrower or any Guarantor. Material Adverse Change means: (a) a material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise); (b) material impairment of ability to perform obligations under the Loan Documents to which it is a party; or (c) a material impairment of the enforceability or priority of Lender’s lien on any collateral of the Loan as a result of an action or failure to act on the part of Borrower or any Guarantor.

3.10	Licenses. The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

3.11	Taxes. The Borrower has filed all tax returns required to be filed and either paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, and the Borrower has no information or knowledge of any objections to or claims for additional taxes in respect of federal income or excise profit tax returns for prior years.

3.12	Receipt of Authorization. Borrower has received a copy of the SBA Authorization (SBA 7(a) Guaranteed Loan) for this Loan from Lender (“Authorization”), and acknowledges that:

(a)       The Authorization is not a commitment by Lender to make a loan to Borrower;

(b)       The Authorization is between Lender and SBA and creates no third party rights or benefits to Borrower;

(c)       The Note will require Borrower to give Lender prior notice of intent to prepay;

(d)       If Borrower defaults on Loan, SBA may be required to pay Lender under the SBA guarantee. SBA may then seek recovery of these funds from Borrower. Under SBA regulations, 13 CFR Part 101, Borrower may not claim or assert against SBA any immunities or defenses available under local law to defeat, modify or otherwise limit Borrower’s obligation to repay to SBA any funds advanced by Lender to Borrower; and

(e)       Payments by SBA to Lender under SBA’s guarantee will not apply to the Loan account of Borrower, or diminish the indebtedness of Borrower under the Note or the obligations of any personal guarantor of the Note.

3.13	Adverse Change. That there has been no adverse change in Borrower’s financial condition, organization, operations or fixed assets since the date the Loan application was signed.

3.14	Child Support. No principal who owns at least 50% of the ownership or voting interest of the Borrower is delinquent more than 60 days under the terms of any (1) administrative order, (2) court order, or (3) repayment agreement requiring payment of child support.

3.15	Current Taxes. Borrower is current (or will be current with any loan proceeds specified for eligible tax payments) on all federal, state, and local taxes, including but not limited to income taxes, payroll taxes, real estate taxes, and sales taxes.

3.16	Environmental. For the Property, including any real estate where the Borrower is conducting business operations:

(a)       At the time Borrower submitted the Loan application, Borrower was in compliance with all local, state, and federal environmental laws and regulations pertaining to reporting or clean-up of any hazardous substance, hazardous waste, petroleum product, or any other pollutant regulated by State or federal law as hazardous to the environment (“Contaminant”), and regarding any permits needed for the creation, storage, transportation or disposal of any Contaminant.

(b)       Borrower will continue to comply with these laws and regulations.

(c)       Borrower, and all of its principals, have no knowledge of the actual or potential existence of any Contaminant that exists on, at, or under the Property, including groundwater under such Property other than what was disclosed in connection with the Environmental Assessment of the Property.

(d)       Until full repayment of Loan, Borrower will promptly notify Lender if it knows or suspects that there has been, or may have been, a release of a Contaminant, in, at or under the Property, including groundwater, or if Borrower or such property are subject to any investigation or enforcement action by any federal, state or local environmental agency (“Agency”) pertaining to any Contaminant on, at, or under such Property, including groundwater.

(e)       As to any Property owned by Borrower, Borrower indemnifies, and agrees to defend and hold harmless Lender and SBA, and any assigns or successors in interest which take title to the Property, from and against all liabilities, damages, fees, penalties or losses arising out of any demand, claim or suit by any Agency or any other party relating to any Contaminant found on, at or under the Property, including groundwater, regardless of whether such Contaminant resulted from Borrower’s operations.

4.       Affirmative Covenants. The Borrower covenants, certifies and agrees with Lender that so long as any amount remains unpaid on the Note, Borrower will:

4.1	Maintain Assets. Maintain and keep its assets, properties and equipment in good repair, working order and condition (wear and tear excepted) and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times Borrower’s business can be operated efficiently.

4.2	Insurance. Insure and keep insured all of its property in an insurable value under all risk in an amount reasonably acceptable to the Lender and carry such other property insurance as is usually carried by persons engaged in the same or similar business, all such insurance, to name the Lender as an additional insured/loss payee with a standard mortgage clause, and from time to time furnish to Lender upon request appropriate evidence of the carrying of such insurance.

4.3	Financial Information. Furnish to the Lender:

(a)       Within 30 days after the end of each Borrower’s fiscal quarter, a set of financial statements for such previous quarter, including a balance sheet, statement of cash flow, profit and loss statement and related statements prepared in accordance with generally accepted accounting principles;

(b)       Within 90 days after the end of the calendar year, each Borrower shall cause each individual Guarantor to provide a financial statement for such year, prepared on a basis consistent with such financial statement delivered in connection with origination of the Loan and certified by each respective individual Guarantor;

(c)       Within 30 days after the end of Corporate Guarantor’s fiscal quarter, each Borrower shall cause the Corporate Guarantor to deliver a financial statement for the preceding quarter, prepared on a basis consistent with such financial statement, delivered in connection with origination of the Loan and certified by Corporate Guarantor;

(d)       As soon as available and in any event within thirty (30) days after such returns are filed (and no later than October 25th of any year) a copy of the federal and state income tax returns of each Borrower (including all schedules and exhibits) or amendments thereto filed for the immediately preceding year;

(e)       As soon as available and in any event within thirty (30) days after such returns are filed (and no later than October 25th of any year) each Borrower shall cause each Guarantor and the Corporate Guarantor to furnish to Lender a copy of each Guarantor’s and the Corporate Guarantor’s federal and state income tax returns (including all K-1 schedules and exhibits) or amendments thereto filed for the immediately preceding year; and

(f)       Such other information as the Lender may reasonably request from time to time.

4.4	Access to Records. Permit Lender, at Lender’s expense. upon reasonable prior written notice to visit and inspect any of its properties, company books and financial records and to discuss its affairs, finances and accounts with the principal officers of Borrower, all at such reasonable times and as often as Lender may reasonably request.

4.5	Taxes, Assessments and Charges. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer’s contributions and other governmental charges imposed upon or asserted against Borrower’s income, profits, properties and rental charges or otherwise which are or might become a lien charged upon Borrower’s properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower’s books with respect thereto.

4.6	Notification. Promptly notify the Lender of:

(a)       Any litigation actually known to Borrower which might materially and adversely affect Borrower or any Guarantor or the Property;

(b)       The occurrence of any Event of Default under this Agreement or any event of which Borrower has knowledge and which, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement; and

(c)       Any Material Adverse Change in the operations, business, properties, assets or conditions, financial or otherwise, of the Borrower or any Guarantor.

4.7	Company Existence. Borrower shall maintain its company existence in compliance with all applicable statutes, laws, rules and regulations.

4.8	Books and Records. Keep true and accurate books, records and accounts in accordance with sound accounting and bookkeeping practices.

4.9	Reimbursement of Expenses. Promptly reimburse Lender for any and all reasonable out-of-pocket expenses, and all reasonable fees and disbursements, including reasonable attorneys’ fees, incurred in connection with the preparation and performance of this Agreement and the instruments and documents related thereto, any amendments, extensions or modifications of the Loan Documents, and all expenses of collection of the Loan to be .made hereunder, including reasonable attorneys’ fees.

4.10	Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of 1.25 to 1.0 to be measured annually commencing with calendar year ending December 31, 2015. Debt Service Coverage Ratio shall mean the annual net operating income (NOI) of the Property, divided by the mandatory principal and interest payments under the. Loan during the same period, Borrower shall submit the certificate attached hereto as Exhibit B annually by no later than January 31st of the following year certifying compliance with the Debt Service Coverage Ratio set forth in this Section 4.10 for the preceding calendar year.

4.11	Lease. Borrower agrees not to materially change any material term of the Lease, including the term or rent, without the consent of the Lender and to immediately provide Lender a copy of any notice or correspondence received from Landlord alleging a default by the Borrower, as tenant, under the Lease, Borrower further agrees not to give Landlord a waiver of or release from the performance of any material obligations Landlord may have under the Lease.

4.12	Reimbursable Expenses. Reimburse Lender for expenses incurred in the making and administration of the Loan.

4.13	Books, Records, and Reports.

(a)       Keep proper books of account in a manner satisfactory to Lender;

(b)       Furnish year-end statements to Lender within 120 days of fiscal year end;

(c)       Furnish additional financial statements or reports whenever Lender requests them; and

(d)       Allow Lender or SBA, at Borrower’s expense, to:

(1)	Inspect and audit books, records and papers relating to Borrower’s financial or business condition; and

(2)	Inspect and appraise any of Borrower’s assets; and

(3)	Allow all government authorities to furnish reports of examinations, or any records pertaining to Borrower, upon request by Lender or SBA.

4.14	Equal Opportunity. Post SBA Form 722, Equal Opportunity Poster, where it is clearly visible to employees, applicants for employment and the general public.

4.15	American-Made Products. To the extent practicable, purchase only American-made equipment and products with the proceeds of the Loan.

4.16	Taxes. Pay all federal, state, and local taxes, including income, payroll, real estate and sales taxes of the business when they come due.

4.17	Occupancy. Occupy at least 60% of the rentable Property; (b) Continue to Occupy at least 60% of the rentable Property for the term of the Loan; (c) Lease long term no more than 20% of the rentable Property to one or more tenants for business or residential use; (d) Plan to occupy within three years some of the remaining rentable Property not immediately occupied or leased long term; (e) Plan to occupy within ten years all of the rentable Property not immediately occupied or leased long term; and (f) will not use Loan proceeds to improve the space not immediately occupied by Borrower to enhance the leasehold value to tenant beyond that necessary for the Borrower’s’ intended use as a future occupant under (d) and (e) above, or to enhance the leasehold value to a tenant under (c) above.

4.18	Liquidity. At all times until the Loan is outstanding, Borrower shall cause James Jackson to maintain Liquid Assets of no less than $1,000,000.00. When used herein, “Liquid Assets” shall be defined as assets that can be converted to cash in a short time frame with little to no loss in value.

4.19	Tangible Equity. Titan shall maintain at all times while any portion of the Loan is outstanding a minimum tangible equity position of at least $225,000.00, to be tested quarterly, commencing on the first full quarter following the completion of the Project, as determined by Lender.

4.20	Debt to Equity. ‘Titan shall not exceed, as of the first full quarter following the closing of the Loan, and each quarter thereafter, a Debt to Equity Ratio of 4:1. Debt to Equity Ratio shall be defined as total liabilities of Titan as to member equity.

5.       Negative Covenants. The Borrower hereby covenants, certifies and agrees with the Lender that so long as any amount shall remain unpaid on the Note, Borrower will not:

5.1	Merge, Consolidate or Sell (Borrower). Merge or consolidate with or into another entity, or lease, or sell all or substantially all of its property and business to any other entity or entities without Lender’s written consent. The Borrower or any member in the Borrower shall not sell, dispose or transfer any ownership interest in the Borrower in a single or series of transactions without the express consent of the Lender.

5.2	Merge, Consolidate or Sell (Corporate Guarantor). Allow Corporate Guarantor to merge or consolidate with or into another entity, or lease or sell all or substantially all of its property and business to any other entity or entities without Lender’s written consent, Corporate Guarantor or any partner in Corporate Guarantor shall not sell, dispose or transfer any ownership interest in Corporate Guarantor in a single or series of transactions without the express consent of the Lender.

5.3	Default on Other Obligations. Default upon or fail to pay, beyond any applicable periods of grace, any of its other material debts or obligations as the same mature, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower’s books with respect thereto.

5.4	Member Control Agreement. Amend or modify Borrowers’ Member Control Agreement or any organizational documents without Lender’s prior written consent.

5.5	Distributions. Make any distribution of company assets that will adversely affect the financial condition of Borrower.

5.6	Ownership Changes. Change the ownership structure or interests in the business during the term of the Loan.

5.7	Transfer of Assets. Sell, lease, pledge, encumber (except by purchase money liens on property acquired after the date of the Note), or otherwise dispose of any of Borrower’s property or assets, except in the ordinary course of business.

5.8	Prohibitions. Notwithstanding anything to the contrary contained in this Agreement, at all Miles that the Loan is outstanding, Borrower shall not do any of the following without Lender’s prior written consent:

(a)       make distributions to its members in excess for the payment of taxes;

(b)       increase the salary or wage of any member of Borrower by more than three percent (3%) annually; or

(c)       purchase within any calendar year fixed assets in excess of the aggregate amount of $50,000.00.

6.       Defaults.

6.1	Event of Default. Any one or more of the following events shall constitute an Event of Default:

(a)       Payment. Borrower shall fail to pay, within ten (10) days of when due any payments due under the Note; or

(b)       Other Payments. Borrower shall fail to pay any amounts other than those set forth in Section 6.1(a) herein required by the Borrower under the Loan Documents when due; or

(c)       Other Covenants or Agreements Herein. Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement or any of the other Loan Documents (other than payments under the Note) and such default shall continue for a period of thirty (30) days after written notice thereof shall have been given by Lender to Borrower, or, if such default does not consist of the non-payment of money and cannot reasonably be cured within thirty (30) days, for such longer period of time not exceeding sixty (60) days as may be necessary to cure such default with the exercise of due diligence so long as Borrower is diligently proceeding to cure such default; or

(d)       Insolvency. Borrower or any Guarantor shall: (i) become Insolvent; (ii) suspend business; (iii) make a general assignment for the benefit of its or their creditors; (iv) admit in writing its, his or their inability to pay its, his or their debts generally as they mature; (v) file a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof; (vi) consent to the appointment of a trustee or receiver for Borrower or the Guarantor or for a substantial part of its, his or their property; (vii) be adjudicated a bankrupt or fail to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof; (viii) take any action for the purpose of effecting or consenting to any of the foregoing; or (ix) have an order, judgment or decree entered appointing a trustee, conservator or receiver for Borrower or for a substantial part of its property, or approving a petition filed against Borrower seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry. For the purposes of this Section, “Insolvent” means that the present fair saleable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this Section, “Debts” includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent; or

(e)       Representations and Warranties. If any material representation or warranty contained in this Agreement or any of the other Loan Documents or any letter or certificate furnished or to be furnished to the Lender by the Borrower or any Guarantor pursuant to this Agreement proves to be false in any material respect as of the date executed or delivered to Lender; or

(f)       Judgments. Judgments against Borrower or any Guarantor for the payment of money totaling in excess of $100,000.00 shall be outstanding for a period of sixty (60) clays without a stay of execution; or

(g)       Material Adverse Change. Any Material Adverse Change shall occur in the condition (financial or otherwise) of the Borrower or any Guarantor which, in the reasonable opinion of the Lender, materially increases its risk with respect to the Note; or

(h)       Other Agreements. Borrower and/or any Guarantor, alone or collectively, default under the terms and conditions of any other agreements with or indebtedness to the Lender.

(i)       Loan Documents. Borrower and/or any Guarantor, alone or collectively, default under the terms and conditions of any of the Loan Documents or any other agreements with respect to the Loan.

6.2	Lender’s Right on Default. Upon the occurrence of an Event of Default, Lender may, at its option: (a) refuse to advance against the Note; (b) accelerate amounts outstanding on the Note and demand their immediate payment in full without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are expressly waived; (c) take such other reasonable actions available under the terms of this Agreement and the other Loan Documents; and (d) take such other reasonable actions as may otherwise be available in equity or at law. All remedies of the Lender shall be cumulative.

7.       Miscellaneous.

7.1	Binding Effect. The parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective successors in interest and assigns including any holder of the Note, provided, however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of the Lender.

7.2	Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note, as applicable, and any other Loan Documents, shall be construed in accordance with and governed by the laws of the State of Minnesota. Borrower hereby consents to the jurisdiction of the courts of the State of Minnesota for any actions brought hereon or on the Note, as applicable. Notwithstanding the foregoing or anything to the contrary contained herein, the Loan secured by this lien was made under an SBA nationwide program which uses tax dollars to assist small business owner. If the United States is seeking to enforce this document, then under SBA regulations:

(a)       When SBA is the holder of the Note, this document and all documents evidencing or securing this Loan will be construed in accordance with federal law.

(b)       Lender or SBA may use local or state procedures for purposes such as filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using these procedures, SBA does not waive any federal immunity from local or state control, penalty, tax or liability. No Borrower or Guarantor may claim or assert against SBA any local or state law to deny any obligation of Borrower, or defeat any claim of SBA with respect to this Loan.

Any clause in this document requiring arbitration is not enforceable when SBA is the holder of the Note secured by this instrument.

7.3	Notices. Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mail, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

If to Borrower:                                 TITAN EL TORO LLC
315 East Lake Street, Suite 301
Wayzata, Minnesota 55391
Attn: Scott Honour

FIRSTCNG LLC
315 East Lake Street, Suite 301
Wayzata, Minnesota 55391
Attn: Scott Honour

If to Lender:                                     Tradition Capital Bank
7601 France Avenue South, Suite 140
Edina, Minnesota 55435
Attn: Vonda Wurzburger

With a Copy to:                                Messerli & Kramer P.A.
1400 Fifth Street Towers
100 South Fifth Street
Minneapolis, Minnesota 55402-1217
Attn: Michelle R. Jester, Esq.

7.4	Offset. Borrower hereby grants to Lender a security interest in all accounts of Borrower with the Lender. Upon the occurrence of an Event of Default, Lender is authorized at any time and from time to time without notice to Borrower, to set off any and all deposits, and any other indebtedness at any time held or owing by Lender, to or for the credit or the account of Borrower, against the obligations and liabilities of Borrower to Lender under this Agreement and the Note, as applicable.

7.5	No Waivers. No failure or delay on the part of Lender exercising any right, power or privilege hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.6	Counterpart Signatures. This Agreement May be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

7.7	Headings. The headings of various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

7.8	Amendment and Waiver. Neither this Agreement nor any provision hereof may be modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

7.9	Participations. Lender shall have the right to grant participations in the Loan to one or more other lending institutions, and such participants shall be entitled to the benefits of this Agreement, to the same extent as if they were a direct party hereto; provided, however, that no such participation by any such participant shall in any way affect the obligation of the Lender under the Loan; and provided further that no such participant shall be entitled to receive payment hereunder of any amount greater than the amount which would have been payable had the Lender not granted a participation to such participant.

7.10	OFAC Lists. Borrower represents and warrants to Lender that: (i) no Related Entity is (and to Borrower’s knowledge after diligent inquiry, no other person holding any legal or beneficial interest whatsoever in Borrower, directly or indirectly, is) included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 ˗ Blocking Property and prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended (“Executive Order 13224”), or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”); and (ii) none of the Related Entities are controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224, or any other OFAC Lists. “Related Entity” shall mean Borrower, Guarantor, or any member of Borrower or Guarantor and any other affiliate of Borrower and Guarantor which directly or indirectly owns any legal or beneficial interest in Borrower.

7.11	Compliance with Anti-Terrorism Regulations.

(a)       Borrower hereby covenants and agrees that: (i) no Related Entity will be included in, owned by, controlled by, act for or on behalf of, provide assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224 or any other OFAC Lists; and (ii) none of the Related Entities will be controlled by, act for or on behalf of, provide assistance, support, sponsorship, or services of any kind to, or otherwise associate with any of the persons referred to or described in any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224, or any other OFAC lists.

(b)       Borrower hereby covenants and agrees that it will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub, L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Government Sanctions Regulations, 31 C.F.R, Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulation currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).

(c)       Borrower hereby covenants and agrees that if it becomes aware or receives any notice that any Related Entity is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), Borrower will immediately (1) give notice to Lender of such OFAC Violation, and (ii) comply with all laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including without limitation, the Anti-Terrorism Regulations, and Mortgagor hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary, in it sole discretion, to comply with all Laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).

(d)       Upon Lender’s request from time to time during the term of the Loan, Borrower agrees to deliver a certification confirming that the representations and warranties set forth in Section 7.10 above remain true and correct as of the date of such certificate and confirming Borrower’s compliance with this Section 7.11.

7.12	Deposit Account Payments. Borrower shall be required to maintain its primary deposit account for operation of this Property with the Lender while any portion of the Loan is outstanding. Lender may automatically deduct monthly payments due under the Note from the foregoing deposit account, and Borrower shall be responsible for assuring a sufficient amount is in such account to timely make the payments as due under the Note. Borrower hereby consents and agrees that Lender may automatically deduct monthly payments due under the Note from Direct Debit Account #15106537, and Borrower shall be responsible for assuring a sufficient amount is in such account to timely make the payments as due under the Note.

7.13	Binding Agreement. The Borrower agrees that it has fully read and understands this Agreement and the Loan Documents and acknowledges that this Agreement and the Loan Documents are binding upon Borrower and its successors and its assigns. The Borrower acknowledges that it had the opportunity to consult with legal counsel of its choosing prior to execution of this Agreement and the Loan Documents and the Borrower has acted of its own free will.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]

Executed in Minneapolis, Minnesota, as of the year and day first above written.

BORROWER:

TITAN EL TORO LLC,
a Delaware limited liability company

By:	/s/ Kirk S. Honour
Kirk S. Honour
Its:	President

FIRSTCNG LLC,
a Delaware limited liability company

By:	/s/ Kirk S. Honour
Kirk S. Honour
Its:	President

LENDER:

TRADITION CAPITAL BANK, a Minnesota banking corporation

By:	/s/ Vonda Wurzburger
Vonda Wurzburger
Its:	Senior Vice President

EXHIBIT A

Legal Description

THAT PORTION OF’ LOT A OF THE BALDWIN AND BRIDGER’S SUBDIVISION OF THE RANCHO CANADA DE LOS ALISOS, RECORDED IN BOOK 1 PAGE 79 OF MISCELLANEOUS MAPS, RECORDS OF ORANGE COUNTY, CALIFORNIA, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE CENTER LINE OF THE ROAD TO EL TORO RAILROAD STATION, AS SHOWN ON SAID MAP, DISTANCE NORTH 45° 59’ 00” EAST

354.80 FEET FROM THE POINT OF INTERSECTION OF SAID ROAD WITH THE CENTER LINE OF THE CALIFORNIA STATE HIGHWAY, AS DESCRIBED IN DEED TO THE STATE OF CALIFORNIA, RECORDED NOVEMBER 24, 1914 IN BOOK 262 PAGE 224 OF DEEDS; THENCE NORTH 44° 01’ 00” WEST 30.00 FEET; THENCE NORTH 89° 13’ 00” WEST 21.29 FEET; THENCE NORTH 44° 24’ 25” WEST 150.00 FEET; THENCE NORTH 45° 59’ 00” EAST 135.00 FEET; THENCE SOUTH 44° 24’ 25” EAST 195.00 FEET TO A POINT IN THE CENTERLINE OF SAID EL TORO RAILROAD STATION ROAD; THENCE ALONG SAID CENTERLINE, SOUTH 45° 59’ 00” WEST 120.21 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THOSE PORTIONS CONVEYED TO THE CITY OF LAKE FOREST BY FINAL ORDER OF CONDEMNATION FOR THE PURPOSE OF THE EL TORO ROAD TRAFFIC AND LANDSCAPING IMPROVEMENT PROJECT, SAID FINAL ORDER BEING RECORDED AUGUST 9, 2006, AS INSTRUMENT NUMBER 2006000531657, OF OFFICIAL RECORDS.

APN: 617-053-05

EXHIBIT A

EXHIBIT B

Debt Service Coverage Ratio Compliance Certificate

(attached)

EXHIBIT B-1

COMPLIANCE CERTIFICATE

I,           , the                                  of TITAN EL TORO LLC, a Delaware limited liability company, and FIRSTCNG LLC, a Delaware limited liability company (collectively, the “Borrower”), acting on behalf of the Borrower under that certain Loan Agreement dated December ___, 2014 (as amended from time to time, the “Agreement”), hereby certify to TRADITION CAPITAL BANK, a Minnesota banking corporation (the “Lender”), as follows (all capitalized terms used herein have the meanings given to them in the Agreement):

As of the close of business on                            , 20___, the following amounts and ratios were true and correct as detailed on Exhibit A to this Certificate and attached hereto:

Debt Service Coverage

a. Net Operating Income for period of determination	$______________
b. Debt Service for period of determination	$______________
c. Coverage ratio (a / b)	$______________
d. Required	1.25

As of the date of this Certificate, no event has occurred which constitutes a Default or an Event of Default, each as defined in the Agreement.

Dated:	________________, 20____	TITAN EL TORO LLC,
a Delaware limited liability company

By:
Print Name:
Its:

FIRSTCNG LLC,
a Delaware limited liability company

By:
Print Name:
Its:

EXHIBIT B-2